EXHIBIT 23.6

June 29, 2023

CONSENT OF THE KAFAFIAN GROUP, INC.

We hereby consent to the inclusion of our fairness opinion as Annex B to the Joint Proxy Statement/Prospectus and for the Registration Statement on Form S-4 relating to the proposed merger of CCFNB Bancorp, Inc. and its wholly owned subsidiary First Columbia Bank & Trust Company with Muncy Bank Financial, Inc.. and its wholly owned bank subsidiary, The Muncy Bank & Trust Company and to the references to such opinion and our firm’s name in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

The Kafafian Group, Inc.

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